Exhibit 10.2

PARTNERSHIP UNIT DESIGNATION OF
SERIES B PREFERRED UNITS OF
NSA OP, LP

This Partnership Unit Designation (this "Partnership Unit Designation") is made as of March 15, 2023 by National Storage Affiliates Trust, a Maryland real estate investment trust and the general partner (the "General Partner") of NSA OP, LP, a Delaware limited partnership (the "Partnership") pursuant to the Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of April 28, 2015 (as amended through the date hereof, the "Partnership Agreement").
WHEREAS, on February 13, 2023, the Board of Trustees (the "Board") of the General Partner established a Consideration Committee and delegated to it all of the powers of the Board with respect to, among other things, fixing the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a new series of the General Partner's preferred shares of beneficial interest, par value $0.01 per share and fixed the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a new series of the Partnership's preferred units on economic terms not inconsistent with such new series of the General Partner's preferred shares;
WHEREAS, the Consideration Committee of the Board of the General Partner, by resolutions duly adopted on February 13, 2023 and February 24, 2023, approved the form, terms and provisions of the General Partner's articles supplementary that, among things, designated and classified 7,000,000 6.000% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest of the General Partner (the "Series B Preferred Shares") and authorized an amendment to the Partnership Agreement adopting a partnership unit designation for the Partnership's 6.000% Series B Cumulative Redeemable Preferred Units (the "Series B Preferred Units") with economic terms consistent with those set forth in the General Partner's articles supplementary;
WHEREAS, in accordance with those resolutions, the General Partner has determined that it is necessary to establish in this Partnership Unit Designation a series of Preferred Units in the Partnership designated as set forth herein in accordance with Section 4.3(a) of the Partnership Agreement with economic terms consistent in all respects with the Series B Preferred Shares as set forth in the articles supplementary for such Series B Preferred Shares; and
WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Partnership Agreement.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby sets forth this Partnership Unit Designation as follows:
Section 1.     Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Partnership Unit Designation.
"Business Day" shall mean any day other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

"Distribution Period" means, as applicable, the Series B Distribution Period or the distribution period set forth in the terms of any other Preferred Unit of the Partnership.
"Parity Preferred Unit" means any class or series of Partnership Interests of the Partnership now or hereafter issued and outstanding, which, by its terms ranks on a parity with the Series B Preferred Units and the 6.000% Series A Cumulative Redeemable Preferred Units (the "Series A Preferred Units") with respect to distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, or both, as the context may require.
"REIT Series B Preferred Share" means a share of the 6.000% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share, of the General Partner.
"Series B Articles Supplementary" means the articles supplementary of the General Partner setting forth the terms of the REIT Series B Preferred Shares, accepted for record by the State Department of Assessments and Taxation of Maryland ("SDAT") on March 15, 2023.
"Series B Distribution Period" shall mean the respective periods commencing on and including the first day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding Series B Distribution Period (other than the initial Series B Distribution Period, which shall commence on the date that any Series B Preferred Units are issued and end on and include June 30, 2023, and other than the Series B Distribution Period during which any Series B Preferred Units shall be redeemed pursuant to Section 5 hereof, which shall end on and include the day preceding the redemption date with respect to the Series B Preferred Units being redeemed).
"Series B Preferred Unit Distribution Payment Date" shall mean (i) the last calendar day of each March, June, September and December of each year, commencing on June 30, 2023, and (ii), in the event of a redemption of Series B Preferred Units, the redemption date.
"Series B Priority Return" shall mean an amount equal to 6.000% per annum on the stated value of $25.00 per Series B Preferred Unit (equivalent to the fixed annual amount of $1.50 per Series B Preferred Unit), commencing on the date of original issuance of the Series B Preferred Units. For any Series B Distribution Period greater than or less than a full Series B Distribution Period, the amount of the Series B Priority Return shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.
Section 2.     Designation and Number. A series of Partnership Units in the Partnership designated as the "6.000% Series B Cumulative Redeemable Preferred Units" (the "Series B Preferred Units") is hereby established. The number of Series B Preferred Units shall be 7,000,000.
Section 3.     Distributions.
    (a) Payment of Distributions. Subject to the preferential rights of holders of any class or series of Partnership Interests of the Partnership now or hereafter issued and outstanding, ranking senior to the Series B Preferred Units with respect to the payment of distributions, the General Partner, as holder of the Series B Preferred Units, shall be entitled to receive, when, as and if authorized by the General Partner out of funds legally available for payment of distributions, cumulative cash distributions in an amount equal to the Series B Priority Return. Such distributions shall accrue and be cumulative from and including the first date on which any Series B Preferred Units are issued or, if later, the most recent Series B Preferred Unit Distribution Payment Date (as defined below) to which distributions have been paid in full, and shall be payable quarterly in arrears, on each Series B Preferred Unit Distribution Payment Date; provided, however, if any Series B Preferred Unit Distribution Payment Date is not a Business Day, then the distribution which would otherwise have been payable on such Series B Preferred Unit Distribution Payment Date may be paid, at the General Partner’s option, on either the immediately preceding Business Day or the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Series B Preferred Unit Distribution Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Series B Preferred Unit Distribution Payment Date to such next succeeding Business Day.
    (b) Distributions Cumulative. Notwithstanding anything contained herein to the contrary, distributions on the Series B Preferred Units shall accrue whether or not the terms and provisions set forth in Section 3(c) at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared.
    (c)     Priority as to Distributions.
(i)     Except as provided in Sections 3(c)(ii) and 3(e) below, no distributions shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to any Parity Preferred Unit or Junior Unit as to distributions for any period, nor shall any Junior Units or Parity Preferred Units as to distributions and the distribution of assets upon the Partnership’s liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such units, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Partnership, unless full cumulative distributions on the Series B Preferred Units for all past Distribution Periods shall have been or contemporaneously are (i) declared and paid or (ii) declared and a sum sufficient for the payment thereof is set apart for such payment.
(ii)     Except as provided in Sections 3(e) below, when distributions are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Units and any other Parity Preferred Units as to distributions, all distributions declared upon the Series B Preferred Units and such other classes or series of Parity Preferred Units as to the payment of distributions (which, shall not include the redemption or repurchase of units of any such class or series) shall be declared pro rata so that the amount of distributions declared per Series B Preferred Unit and each Parity Preferred Unit of such other class or series shall in all cases bear to each other the same ratio that accrued distributions per Series B Preferred Unit and per Parity Preferred Unit of such other class or series (which shall not include any accrual in respect of unpaid distributions on such other class or series of Parity Preferred Units for prior Distribution Periods if such other class or series of Parity Preferred Unit does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series B Preferred Units which may be in arrears.
(d)     No Further Rights. The General Partner, in its capacity as holder of the Series B Preferred Units, shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions on the Series B Preferred Units as provided herein. Any distribution payment made on the Series B Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series B Preferred Units which remains payable. Accrued but unpaid distributions on the Series

B Preferred Units will accrue as of the Series B Preferred Unit Distribution Payment Date on which they first become payable.
(e)     Notwithstanding the provisions of Section 3(c) and regardless of whether distributions are paid in full (or declared and a sum sufficient for such full payment is not so set apart) on the Series B Preferred Units or Parity Preferred Units, as to distributions, for any or all Distribution Periods, the Partnership shall not be prohibited or limited from (i) paying distributions on any Partnership Units in Junior Units as to payment of distributions and the distribution of assets upon the Partnership’s liquidation, dissolution and winding up, (ii) converting or exchanging any Partnership Units for Junior Units as to payment of distributions and the distribution of assets upon the Partnership’s liquidation, dissolution and winding up, (iii) redeeming any Partnership Units in connection with the acquisition of REIT Common Shares pursuant to the provisions of Article VII of the declaration of trust of the General Partner (the "Declaration of Trust") or any comparable provision of the Declaration of Trust, or otherwise in order to ensure that the General Partner remains qualified as a REIT, (iv) purchasing or exchanging Series B Preferred Units or Parity Preferred Units in connection with the acquisition by the General Partner of any REIT Series B Preferred Shares or other shares ranking on parity with the REIT Series B Preferred Shares as to dividends or the distribution of assets upon the General Partner’s liquidation, dissolution or winding up ("REIT Parity Preferred Shares") pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding REIT Series B Preferred Shares and REIT Parity Preferred Shares, provided that such redemption or exchange shall comply with the requirements of Section 5 herein or (v) redeeming Series B Preferred Units pursuant to Section 5 below.
Section 4.     Liquidation Proceeds.
        (a)     Distributions. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, distributions on the Series B Preferred Units shall be made in accordance with Article 13 of the Partnership Agreement.
(b)     Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by the General Partner pursuant to Section 13.5 of the Partnership Agreement.
(c)     No Further Rights. After payment of the full amount of the liquidating distributions to which it is entitled, the General Partner, as holder of the Series B Preferred Units, will have no right or claim to any of the remaining assets of the Partnership.
(d)     Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares, securities or other consideration) of all or substantially all of the property or assets of the Partnership to, or the consolidation or merger or other business combination of the Partnership with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Partnership) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership.
Section 5.     Redemption. If the General Partner elects to redeem or otherwise repurchase any of the REIT Series B Preferred Shares or REIT Parity Preferred Shares in accordance with the terms of the Series B Articles Supplementary or any articles supplementary governing REIT Parity Preferred Shares, the Partnership shall, on the date set for redemption or repurchase of such REIT Series B Preferred Shares or REIT Parity Preferred Shares, redeem or repurchase an equal number of Series B Preferred Units or Parity Preferred Units held by the General Partner upon the same terms and for the same price per unit as such shares are redeemed or repurchased.

Section 6.     Rank. The Series B Preferred Units will, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, rank (a) senior to the OP Units, LTIP Units, and all other Partnership Units the terms of which provide that such Partnership Units shall rank junior to the Series B Preferred Units as to distributions and rights upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership; (b) on parity with all Parity Preferred Units; and (c) junior to all Partnership Units the terms of which provide that such Partnership Units shall rank senior to the Series B Preferred Units as to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership. The Series B Preferred Units will also rank junior in right of payment to the Partnership's existing and future debt obligations.
Section 7.     Voting Rights. The General Partner shall not have any voting or consent rights in respect of its partnership interest represented by the Series B Preferred Units.
Section 8.     Transfer Restrictions. The Series B Preferred Units shall not be transferable except in accordance with Article XI of the Partnership Agreement.
Section 9.     Conversion. In the event of a conversion of REIT Series B Preferred Shares into REIT Common Shares at the option of the holders of REIT Series B Preferred Shares pursuant to the terms of the Series B Articles Supplementary, then, upon such conversion, the Partnership shall convert an equal whole number of Series B Preferred Units into OP Units equal to the number of REIT Common Shares into which such REIT Series B Preferred Shares were converted. In the event of a conversion of REIT Series B Preferred Shares into REIT Common Shares, (a) to the extent the General Partner is required to pay cash in lieu of fractional REIT Common Shares pursuant to the Series B Articles Supplementary in connection with such conversion, the Partnership shall distribute an equal amount of cash to the General Partner; and (b) to the extent the General Partner receives cash proceeds in addition to the REIT Series B Preferred Shares tendered for conversion, the General Partner shall contribute such proceeds to the Partnership.
Section 10.     No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series B Preferred Units.